POWER OF ATTORNEY



I,Michael Davis,hereby appoint Theron J. Cole and/or
William R. Maris as my attorneys in fact with regard to the executing and filing of SEC documents related to my position as a Director or Officer of Cyanotech
Corporation and authorize either or both of them to sign and file on my behalf all documents necessary to file and perfect the filing of Form 5's and other SEC documents related to Cyanotech Corporation for me with the Securities and Exchange Commission.


/s/ Michael Davis




Michael Davis appeared before me this day of July 11, 2006, and affirmed that he sign this document freely and knowingly.

/s/ Jordan Robert Twitchell
Notary Public

My commission expires June 9,2009